Exhibit 99.1
                          TRANSNET REPORTS ANTICIPATED
                             RETURN TO PROFITABILITY


/FOR IMMEDIATE RELEASE/                                  CONTACT: Steven J. Wilk
                                                                  (908) 253-0500


BRANCHBURG, NEW JERSEY, June 18, 2009 -- TRANSNET CORPORATION (OTCBB: TRNT), a leading unified communications and IT sales and support provider for corporate, governmental, and educational clients, today provided an update on the latest steps in its plans to return to profitability. After a brief return to profitability in the first quarter of fiscal 2009, TransNet experienced a difficult period as a weakened demand for sales and services declined, complicated by the crisis in the local and national economy.

The actions taken to date by TransNet include expense reductions, noting a reduction of nearly 20% in its selling, general and administrative expenses; salary reductions for officers, senior management, and board members; furloughs for designated employees, and a reduction in its workforce by approximately 17% over the past twelve months. These steps were based on an on-going review of operations in the context of improving the business. The Company expects that the expense cuts will result in annualized cost savings of approximately $2 million compared to fiscal 2008 levels. Based on these changes, TransNet is anticipating a return to profitability for the first half of fiscal 2010, depending on continued demand for its products and services as the economy improves and federal stimulus funds are implemented. Increased numbers of requests for quotations on products and services indicate the increase in demand in the near future.

Steven J. Wilk, President, said, "We took positive steps during the third and the current fourth quarters of fiscal 2009. Our recently launched efforts in the federal marketplace resulted in approximately $600,000 in sales during the fourth quarter of this fiscal year. We intend to further decrease expenses through improved automation and working closely with our vendors and business partners. In response to shifts in customer demand, we enhanced our product mix to include a larger offering of video surveillance, physical security and virtualization related products. Sales of these products yield significantly higher profit margins on both hardware and services in the near future, and will be an integral part of our return to profitability.

"We look forward to governmental business resulting from newly executed contracts between the State of New Jersey with its vendors, including TransNet and its strategic business partners. After experiencing significant slowdowns in purchases from the State of New Jersey, local municipalities, and school districts as budgets were frozen over the past twelve months, we look forward to a return of these customers. We believe that sales under these new contracts will have a positive impact on our results in fiscal 2010.

 "We recognize the uncertainties of these economic times, and we believe that our steps to address current economic conditions, combined with projected increased profit margins and the new state contracts in place, will serve TransNet and its shareholders."

ABOUT TRANSNET
TransNet Corporation is a leading unified communications and IT sales and support provider for corporate, educational, and governmental clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions. TransNet serves it clients from its Branchburg, New Jersey headquarters.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE IMPACT OF ECONOMIC CONDITIONS GENERALLY AND IN THE INDUSTRY FOR MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE EXPRESSED OR IMPLIED FROM THE STATEMENTS HEREIN DUE TO CHANGES IN ECONOMIC, BUSINESS, COMPETITIVE, TECHNOLOGICAL AND/OR REGULATORY FACTORS. EXCEPT AS REQUIRED BY LAW, WE UNDERTAKE NO OBLIGATION TO REVISE OR PUBLICLY RELEASE THE RESULTS OF ANY REVISION TO THESE FORWARD-LOOKING STATEMENTS.

                                  #   #   #